EXHIBIT 12

                OVERSEAS SHIPHOLDING GROUP, INC.
               RATIO OF EARNINGS TO FIXED CHARGES
            For the three months ended March 31, 1995
                         (In thousands)
          Presented in connection with Amendment No. 1
filed on November 9, 1993 to Registration Statement No. 33-50441




Loss before Federal income taxes          ($ 4,606)

Adjustments of income related to
  companies owned less than 100%             1,446

Interest expense                            16,587

Proportionate share of interest of
  50% - owned companies                      2,026

Interest component of an operating
  lease                                        621

Amortization of capitalized interest           674
                                           -------

  Earnings                                 $16,748
                                           =======


Interest expense                           $16,587

Proportionate share of fixed charges
  of 50% - owned companies                   3,038

Capitalized interest                         2,837

Interest component of an operating
  lease                                        621
                                           -------

  Fixed charges                            $23,083
                                           =======

Deficiency of earnings available to cover
  fixed charges                          ($ 6,335)
                                          ========